                                  EXHIBIT 23(I)
                         OPINION AND CONSENT OF COUNSEL

April 27, 2003

AEGON/Transamerica Series Fund, Inc.
570 Carillon Parkway
St. Petersburg, Florida 33716

Re:  AEGON/Transamerica Series Fund, Inc.
         Offering of Shares of Beneficial Interest

Gentlemen:

In my capacity as Vice President, Secretary and General Counsel, I have acted as counsel for AEGON/Transamerica Series Fund, Inc. (the "Fund") and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Fund, including the "Rule 24f-2 Notice" for the period ended December 31, 2002, registering such shares pursuant to such Registration Statement, as amended, in accordance with Rule 24f-2 under the Investment Company Act of 1940.

I have examined the Fund's Articles of Incorporation and Bylaws, as amended; the proceedings of its Board of Directors relating to the authorization, issuance, and proposed sales of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Fund in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and nonassessable outstanding shares of beneficial interest of the Fund.

Very truly yours,

/s/ John K. Carter, Esq.
Vice President, Secretary and
General Counsel